Service Contract

This is a contract entered into by LMHG Communications LLC d/b/a Windmill (hereinafter referred to as "the Provider") located at 2001 Hollywood Boulevard, Suite 201, Hollywood, Florida 33020, and Entranet, Inc. (hereinafter referred to as "the Client"), on this date, March 15, 2015.

The Client hereby engages the Provider to provide services as described below. The Provider hereby agrees to provide the Client with such services in exchange for consideration as described under "Payment for Services Rendered."

Social Media - Management

For companies operating today, having a corporate social media presence is the norm – not the exception - and is a crucial piece to your overall communication and community engagement efforts. As of spring 2013, the Securities and Exchange Commission recognized social media as an approved channel for public companies to disclose certain material information to shareholders and the public - provided they have given shareholders advanced notice of which social media channels they will use. However, without these channels in place and actively utilized, Entranet is forfeiting this advantage and more so, forfeiting opportunities to begin building brand awareness with investors, customers, followers and fans.

With Windmill Social Media Services, each company has complete access to a ‘Client Manager’ whom acts as a liaison between management and the company’s follower base. This dedicated individual is available via phone, text, email and is responsible for managing all of the company’s social media communication,

-	Channels: Facebook, Twitter what would be the 3rd?
-	Manager: Lauren Milner (lauren@choosewindmill.com; Cell 678-644-0165)
-	Assume management channels what does this mean?
-	Consult and identify purpose and objectives
-	Implement a diversified content strategy incorporating posts/shares that are informative, motivational, promotional, and combination. *Content strategy designed and delivered within 5 days of signing agreement. Is there no conflict with the quiet period?
-	Management includes 1 to 2 daily posts (Monday to Friday) varying from company and industry updates to news, photos, and videos. Per channel? Press release distribution? *Timing of daily posts will be dependent on follower base, company events/news, world and U.S. events, breaking news, etc.
-	Posts include relevant hashtags (#) and tags (@)
-	$50/month in advertising and email outreach included (email lists must be provided by management in Excel format) how will this be effected? No conflict with quiet period?
-	Approval of posts intended by the Company itself

Press Releases

News breathes life into companies. It grabs the attention of potential customers, partners, investors and fans. We understand this. We’ve drafted, edited and optimized hundreds of press releases for numerous public and private companies across a variety of industries each telling their own story, and are pleased to draft and/or edit Entranet’s press releases moving forward.

2001 Hollywood Boulevard, Suite 201 | Hollywood,33020 T: 786.228.5462 | E: info@choosewindmill.com | choosewindmill.com
1

-	All Content Types: Company Announcements, Earnings, Management Changes, New Clients/Partnerships, Settlement/Legal, Promotional, Events, Financing
-	Either Client provides initial draft and optimizes, or Windmill provides initial draft
-	Provide consult on appropriate ‘direction’ and ‘audience’
-	Work to incorporate core tenets of company, mission, focus
-	Provide thoughtful edits and comments

*Press release draft turn-around time is 24 hours.

IR Section of Website - Design

The creation and management of the investor relations section of your website, employing core messaging and relevant content to investors, is vitally important to a company’s communication efforts. This is the key source of information for your investors, enabling them to gain insight into all aspects of your public company. We understand this. We’ve designed this section for numerous public and would be pleased to help Entranet design theirs at an affordable cost.

-	Design and provide recommended layout of IR section
-	Edit any and all content provided
-	Incorporate core tenets of Company, market and mission
-	Create list of relevant Investor FAQS
-	Liaison between management and website designer
-	Work to finalize with management

Services	Fees
Social Media – Management	$500 (monthly)
Press Release – Design	Edit: $50; Draft: $100(per release)
Copywriting – Design/Management	*Price to be determined based on page length
IR Section of Website – Design	$500 (one-time)

Client Involvement: Since Windmill cannot be on the clients’ premises daily or know up-to-date information that is going on within the company, the client must take an active part in providing this information to its ‘Client Manager’. Therefore, the client agrees to:

-	Email or text photos/videos of company-related activities, events, and anything followers would be interested in seeing to gain a better insight into the company.
-	Email or text news, articles, blogs relevant to the company, its industry, partners, competitors, investors and followers.
-	Email or text requested posts and/or changes to the page, as well as any changes to posts/shares.
-	Respond to questions, issues regarding Facebook and Twitter initiatives in a timely manner.
-	Respond to questions, issues, press release drafts in a timely manner.

Legal: In no event will LMHG Communications, LLC d/b/a Windmill be liable to the Client or any third party for any damages, including any lost profits, lost savings or other incidental, consequential or special damages arising out of news issued by the Client. If any provision of this agreement shall be unlawful, void, or for any reason unenforceable, then that provision shall be deemed severable from this agreement and shall not affect the validity and enforceability of any remaining provisions.

Payment for Services Rendered: By signing below, the client agrees to pay Windmill for the services indicated

2001 Hollywood Boulevard, Suite 201 | Hollywood,33020 T: 786.228.5462 | E: info@choosewindmill.com | choosewindmill.com
2

above via credit card below or wire transfer on a monthly basis. By completing the below section, the client authorizes Windmill to charge the following credit card as payment:

CC Type _________________ CC #_________________________________________________________________________

Name on CC: ________________________________________________________ Exp. Date: ________________________

Security Code: ___________  Signature: ____________________________________________________________________

If paying by wire transfer, the client agrees to submit a wire transfer in the amount due every 30 days unless otherwise agreed upon, and notify us when the wire has been sent to the following account:

JP Morgan Chase Bank N.A.
Account Name: LMHG Communications, LLC
Account #:
Routing #:

Terms: This agreement will commence upon receipt of this signed contract from the client. Fees for services provided will be charged via credit card every 30 days thereafter unless otherwise agreed upon. It can be terminated at any time provided all invoices have been paid.

Applicable Law: By signing below, both parties agreed to the scope of services, payment of fees for services rendered and terms described above.  This contract shall be governed by the laws of the County of Miami-Dade in the State of Florida and any applicable Federal law. In witness of their agreement to the terms above, the parties or their authorized agents hereby affix their signatures:

Entranet		LMHG Communications, LLC d/b/a Windmill

Authorized	Date	Howard Gostfrand, CEO	10/16/14

2001 Hollywood Boulevard, Suite 201 | Hollywood,33020 T: 786.228.5462 | E: info@choosewindmill.com | choosewindmill.com
3